Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Performance Sports Group, Ltd.:
We consent to the incorporation by reference in the registration statement No. 333-198428 on Form S-8 of Performance Sports Group Ltd. of our report dated August 26, 2015, with respect to the consolidated balance sheets of Performance Sports Group, Ltd. as of May 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income (loss), cash flows, and stockholders’ equity for each of the years in the three-year period ended May 31, 2015, and the related financial statement schedule, which report appears in the May 31, 2015 annual report on Form 10-K of Performance Sports Group, Ltd.

/s/ KPMG LLP
Boston, Massachusetts
August 26, 2015